Exhibit 24
Power of Attorney

Each director and/or officer of The Laclede Group, Inc. whose signature appears below appoints S. Sitherwood, S. P. Rasche, M. C. Darrell and M. C. Kullman and each of them severally, his or her true and lawful attorney-in-fact and agent to execute in his or her name, place and stead, in any and all capacities, registration statements on Form S-8 and any and all amendments (including post-effective amendments) to such registration statements for

The Laclede Group, Inc. Equity Incentive Plan
The Laclede Group 2006 Equity Incentive Plan
The Laclede Group 2015 Equity Incentive Plan
and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

SIGNATURES
Name	Title	Date
/s/ S. Sitherwood (S. Sitherwood)	Chief Executive Officer, President and Director	January 29, 2015

/s/ S. P. Rasche (S. P. Rasche)	Executive Vice President, Chief Financial Officer	January 29, 2015

/s/ M. A. Borer (M. A. Borer)	Director	January 29, 2015

/s/ M. V. Fogarty (M. V. Fogarty)	Director	January 29, 2015

/s/ E. L. Glotzbach (E. L. Glotzbach)	Director	January 29, 2015

/s/ A. V. Leness (A. V. Leness)	Director	January 29, 2015

/s/ W. S. Maritz (W. S. Maritz)	Director	January 29, 2015

/s/ B. D. Newberry (B. D. Newberry)	Director	January 29, 2015

/s/ J. P. Stupp, Jr. (J. P. Stupp, Jr.)	Director	January 29, 2015

/s/ M. A. Van Lokeren (M. A. Van Lokeren)	Director	January 29, 2015